EXHIBIT 99.1

FuelCell Energy Reports Fourth Quarter and Fiscal 2018

Financial Results and Business Update

•	New $100+ million construction financing secured in December
•	First of three Long Island Power Authority PPAs signed
•	Connecticut project awards totaling 22.2 megawatts now under PPA
•	Record backlog and project awards of nearly $2 billion

DANBURY, CT – January 10, 2019 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for its fourth quarter and fiscal year ended October 31, 2018 and key business highlights.

Financial Results

FuelCell Energy, Inc. (the “Company”) reported total revenues for the fourth quarter of fiscal 2018 of $17.9 million, compared to $47.9 million for the fourth quarter of fiscal 2017, including:

•

Product sales totaling $9.4 million for the fourth quarter of fiscal 2018, compared to $39.9 million for the fourth quarter of fiscal 2017.  The difference between the periods is primarily due to fiscal 2017 revenue including partial delivery under a 20 megawatt (“MW”) order to South Korea, as compared to the sale of the Trinity College fuel cell project to AEP Onsite Partners, LLC in the fourth quarter of fiscal 2018.

•	Service and license revenue totaling $2.9 million for the fourth quarter of fiscal 2018, compared to $2.7 million for the fourth quarter of fiscal 2017.
•	Generation revenue totaling $1.8 million for the fourth quarter of fiscal 2018, which was consistent with the fourth quarter of fiscal 2017.
•	Advanced Technologies contract revenue totaling $3.7 million for the fourth quarter of fiscal 2018, compared to $3.5 million for the fourth quarter of fiscal 2017.

The gross profit generated in the fourth quarter of fiscal 2018 totaled $1.1 million and the gross margin was 6.4 percent, compared to a gross profit of $3.2 million generated in the fourth quarter of fiscal 2017 and a gross margin of 6.6 percent. Both periods were impacted by the under-absorption of fixed overhead costs due to low production volumes.  Manufacturing variances, primarily related to low production volumes, totaled approximately $2.7 million for the three months ended October 31, 2018, compared to approximately $3.4 million for the three months ended October 31, 2017.

Operating expenses for the fourth quarter of fiscal 2018 totaled $13.0 million, compared to $11.3 million for the fourth quarter of fiscal 2017.  This increase is related to the timing of professional related expenditures due to business activities in the fourth quarter of fiscal 2018 and expenses related to increased development efforts.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2018 totaled $17.9 million, or $0.19 per basic and diluted share, compared to $10.8 million, or $0.17 per basic and diluted share, for the fourth quarter of fiscal 2017. Net loss attributable to common stockholders in the fourth quarter of fiscal 2018 includes a deemed dividend totaling $1.0 million on the Company’s Series C Convertible Preferred Stock, as well as $2.1 million of redemption accretion on the Company’s Series D Convertible Preferred

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Stock. See the appendix at the end of this release for further details regarding the deemed dividend and redemption accretion.

Adjusted loss before interest, taxes, depreciation and amortization (Adjusted EBITDA, a Non-GAAP measure) in the fourth quarter of fiscal 2018 totaled ($8.8) million, compared to ($5.0) million in the fourth quarter of fiscal 2017. Refer to the discussion of Non-GAAP financial measures in the appendix at the end of this release regarding the Company’s calculation of Adjusted EBITDA.

Backlog and Project Awards

The Company had a contract backlog totaling approximately $1.2 billion as of October 31, 2018. The Company also had project awards totaling an additional $792.5 million, resulting in total backlog and awards of approximately $2.0 billion, as of October 31, 2018.

Subsequent to the end of the fourth quarter of fiscal 2018, on December 19, 2018, the Company executed the first of three long-term power purchase agreements (“PPAs”) under the Fuel Cell Resources Feed-In Tariff IV (“FIT IV”) program administered by PSEG Long Island for the Long Island Power Authority (“LIPA”). The 7.4 MW fuel cell project located in Yaphank, NY had been previously classified as an award.  As a result of the executed PPA, the revenue associated with the PPA is now reflected as generation backlog.

Backlog by revenue category is as follows:

•

Services backlog totaled $316.0 million as of October 31, 2018, compared to $182.3 million as of October 31, 2017. Services backlog includes future contracted revenue from routine maintenance and module exchanges for power plants under service agreements.

•

Generation backlog totaled $839.5 million as of October 31, 2018, compared to $296.3 million as of October 31, 2017. Generation backlog represents future contracted energy sales under contracted PPAs between the Company and the end-user of the power.

•

Product sales backlog totaled $1.0 thousand as of October 31, 2018, compared to $31.3 million as of October 31, 2017.  Product sales backlog for fiscal 2017 included the remaining components for the 20 MW power plant for Korea Southern Power Company which was successfully completed in the third quarter of fiscal 2018.

•	Advanced Technologies contracts backlog totaled $32.4 million as of October 31, 2018, compared to $44.3 million as of October 31, 2017.

Backlog represents definitive agreements executed by the Company and our customers. Projects with respect to which the Company intends to retain ownership are included in generation backlog which represents future revenue under long-term PPAs. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award will become backlog. Project awards that were not included in backlog as of October 31, 2018 include the 39.8 MW LIPA project awards. Upon execution of a definitive agreement, the LIPA project awards are expected to become generation backlog (including the LIPA project award for which a PPA was executed in December 2018 and moved into backlog). These awards in total represent approximately $792.5 million of future revenue potential over the life of the projects, assuming the Company retains ownership of the LIPA projects.

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Cash, Restricted Cash and Project Finance

Cash, cash equivalents and restricted cash totaled $80.2 million as of October 31, 2018, including $39.3 million of unrestricted cash and cash equivalents and $40.9 million of restricted cash and cash equivalents.

Subsequent to quarter end, in December 2018, the Company, through an indirect wholly-owned subsidiary, entered into a project finance debt facility (the “Facility”) with Generate Lending, LLC (“Generate Lending”). The Facility provides for aggregate principal commitments of up to $100 million, with accordion features enabling expansion up to $300 million, subject to funding availability and approval. The initial draw amount under this Facility, funded at closing, was $10 million. The initial draw reflects loan advances for the first approved project under the Facility, the Bolthouse Farms 5 MW project in California. Additional drawdowns are expected to take place as the Company achieves certain project milestones. The Company expects to use this Facility to fund the construction of its utility-scale backlog, including the three LIPA projects totaling 39.8 MW and the two projects awarded pursuant to the Connecticut DEEP RFP, totaling 22.2 MW. Lastly, also in December, the Company drew down $5.8 million under its existing loan facility with NRG Energy, Inc. This advance will be used to support the completion of construction of the 2.8 MW Tulare BioMAT project in California. This plant is expected to achieve commercial operation in March 2019.

The Company continues to work with the Connecticut Green Bank to source financing for the construction of the 7.4 MW plant for the Connecticut Municipal Electric Energy Cooperative located on the U.S. Navy submarine base in Groton, CT, and the 3.7 MW Triangle Street project in Danbury, CT as well as the acquisition of the 14.9 MW Bridgeport fuel cell park from Dominion Energy. These financings are expected to close in early 2019.

Project Assets

Long term project assets consist of projects developed by the Company that are structured with PPAs, which generate recurring monthly generation revenue and cash flow, as well as projects the Company is developing and expects to retain and operate.  The value of long term project assets totaled $99.6 million as of October 31, 2018, with such project assets consisting of five projects totaling 11.2 MW plus costs incurred to date for an additional 83.1 MW of previously announced projects that are in various stages of construction. These projects have commercial operation dates between the first quarter of fiscal 2019 and second quarter of fiscal 2021.

Business Highlights and Recent Developments

•	Sold 1.4 MW Trinity College project to AEP OnSite Partners.
•	Signed the PPA agreements for the Connecticut DEEP project awards totaling 22.2 MW.
•

Announced the planned acquisition of the 14.9 MW fuel cell park located in Bridgeport, Connecticut from Dominion Energy, accelerating the strategy of growing the generation portfolio and the recurring revenue and profit profile of the Company.

•

Entered into a $100+ million project finance debt facility with Generate Lending that will be used by the Company to finance the construction, installation and commissioning of the Company’s current and future project backlog and awards.

•	Continued to execute on 83.1 MW of projects in the generation portfolio.

“Our focus has been squarely on execution, and we have made significant strides executing on our strategy as evidenced by the recent signing of the LIPA PPA and the construction finance facility,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy. “Add to that the acquisition of the

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Bridgeport fuel cell park project, the sale of the Trinity College project to AEP OnSite Partners, and the signing of the PPAs for the two Connecticut project awards totaling 22.2 megawatts, and we feel we have established a tremendous foundation for the Company’s future. We are a global leader in power made from stationary fuel cell technology and have generated well over eight million megawatt hours globally. As we enter 2019, execution on our business plan will continue.”

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Standard Time on Thursday, January 10, 2019 to discuss the fourth quarter and full year results for fiscal 2018. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com.  To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the January 10th earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 1191069.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, local hydrogen production for both transportation and industry, and long duration energy storage.  Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises.  With our megawatt-scale SureSource™ installations on three continents and with more than 8.0 million megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in

FuelCell Energy Fiscal 2018 Results	Page 5

designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

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FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$39,291	$49,294
Restricted cash and cash equivalents – short-term	5,806	4,628
Accounts receivable, net	23,039	68,521
Inventories	53,575	74,496
Other current assets	8,592	6,571
Total current assets	130,303	203,510

Restricted cash and cash equivalents – long-term	35,142	33,526
Project assets	99,600	73,001
Property, plant and equipment, net	48,204	43,565
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets	13,505	16,517
Total assets	$340,421	$383,786

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,596	$28,281
Accounts payable	22,594	42,616
Accrued liabilities	7,632	18,381
Deferred revenue	11,347	7,964
Preferred stock obligation of subsidiary	952	836
Total current liabilities	60,121	98,078

Long-term deferred revenue	16,793	18,915
Long-term preferred stock obligation of subsidiary	14,965	14,221
Long-term debt and other liabilities	71,619	63,759
Total liabilities	163,498	194,973
Redeemable Series B preferred stock (liquidation preference of $64,020 at October 31, 2018 and 2017)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $8,992 and $33,300 as of October 31, 2018 and 2017, respectively)	7,480	27,700
Redeemable Series D preferred stock (liquidation preference of $30,680 and $0 as of October 31, 2018 and 2017, respectively)	27,392	-
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 and 125,000,000 shares authorized at October 31, 2018 and 2017, respectively; 95,672,237 and 69,492,816 shares issued and outstanding at October 31, 2018 and 2017, respectively)	10	7
Additional paid-in capital	1,073,454	1,045,197
Accumulated deficit	(990,867)	(943,533)
Accumulated other comprehensive loss	(403)	(415)
Treasury stock, Common, at cost (156,501 and 88,861 at October 31, 2018 and 2017, respectively)	(363)	(280)
Deferred compensation	363	280
Total stockholders’ equity	82,194	101,256
Total liabilities and stockholders’ equity	$340,421	$383,786

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2018	2017
Revenues:
Product	$9,432	$39,892
Service and license	2,898	2,713
Generation	1,842	1,824
Advanced Technologies	3,712	3,460
Total revenues	17,884	47,889

Costs of revenues:
Product	10,321	38,318
Service and license	3,125	2,407
Generation	1,401	1,167
Advanced Technologies	1,894	2,833
Total cost of revenues	16,741	44,725

Gross profit	1,143	3,164

Operating expenses:
Administrative and selling expenses	5,581	7,119
Research and development expense	7,432	4,226
Total costs and expenses	13,013	11,345

Loss from operations	(11,870)	(8,181)

Interest expense	(2,421)	(2,315)
Other income (expense), net	200	517

Loss before provision for income taxes	(14,091)	(9,979)

Provision for income taxes	(5)	-

Net loss	(14,096)	(9,979)

Series B preferred stock dividends	(800)	(800)
Series C preferred stock deemed dividend	(958)	-
Series D preferred stock redemption accretion	(2,075)	-

Net loss attributable to common stockholders	$(17,929)	$(10,779)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.19)	$(0.17)
Basic and diluted weighted average shares outstanding	93,027,461	61,730,835

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2018	2017
Revenues:
Product	$52,490	$43,047
Service and license	15,757	27,050
Generation	7,171	7,233
Advanced Technologies	14,019	18,336
Total revenues	89,437	95,666

Costs of revenues:
Product	54,504	49,843
Service and license	15,059	25,285
Generation	6,421	5,076
Advanced Technologies	10,360	12,728
Total cost of revenues	86,344	92,932

Gross profit	3,093	2,734

Operating expenses:
Administrative and selling expenses	24,908	25,916
Research and development expense	22,817	20,398
Restructuring expense	-	1,355
Total costs and expenses	47,725	47,669

Loss from operations	(44,632)	(44,935)

Interest expense	(9,055)	(9,171)
Other income (expense), net	3,338	247

Loss before benefit (provision) for income taxes	(50,349)	(53,859)

Benefit (provision) for income taxes	3,015	(44)

Net loss	(47,334)	(53,903)

Series B preferred stock dividends	(3,200)	(3,200)
Series C preferred stock deemed dividend	(9,559)	-
Series D preferred stock redemption accretion	(2,075)	-

Net loss attributable to common stockholders	$(62,168)	$(57,103)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.75)	$(1.14)
Basic and diluted weighted average shares outstanding	82,754,268	49,914,904

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Appendix

Further Detail on Statement of Operations Accounting for the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock:

Net loss attributable to common stockholders in the fourth quarter of fiscal 2018 includes a deemed dividend totaling $1.0 million on the Company’s Series C Convertible Preferred Stock, as well as a $2.1 million redemption accretion on the Company’s Series D Convertible Preferred Stock. Installment conversions occurring prior to August 27, 2018 in which the conversion price was below the initial conversion price of $1.84 per share and installment conversions occurring between August 27, 2018 and October 31, 2018 in which the conversion price was below the adjusted conversion price of $1.50 per share resulted in a variable number of shares being issued to settle the installment amount and were treated as a partial redemption of the Series C Convertible Preferred Stock.   The Series D Convertible Preferred Stock redemption accretion of $2.1 million for the year ended October 31, 2018 reflects the accretion of the difference between the carrying value and the amount that would be redeemed should stockholder approval not be obtained for common stock issuance equal to 20% or more of the Company’s outstanding voting stock as of the date of issuance of the Series D Convertible Preferred Stock.

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of FuelCell Energy with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to FuelCell Energy, Inc., primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

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The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,
(Amounts in thousands)	2018	2017	2018	2017
Net loss	$(14,096)	$(9,979)	$(47,334)	$(53,903)
Depreciation	2,123	2,016	8,648	8,518
Provision/(benefit) for income taxes	5	-	(3,015)	44
Other (income) expense, net(1)	(200)	(517)	(3,338)	(247)
Interest expense	2,421	2,315	9,055	9,171
EBITDA	$(9,747)	$(6,165)	$(35,984)	$(36,417)
Stock-based compensation expense	929	1,153	3,238	4,585
Restructuring expense	-	-	-	1,355
Adjusted EBITDA	$(8,818)	$(5,012)	$(32,746)	$(30,477)

(1)

Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.